Exhibit 5.1

mwe.com

September 13, 2019

My Size, Inc.

3 Arava St., pob 1026,

Airport City, Israel 7010000

Re:	My Size, Inc.
At-the-Market Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to My Size, Inc., a Delaware corporation (the “Company”), in connection with the At The Market Offering Agreement, dated September 13, 2019 (the “Agreement”), between the Company and H.C. Wainwright & Co., LLC, as manager (the “Manager”), relating to the sale by the Manager of shares of common stock, par value $0.001 per share, of the Company to be offered and sold pursuant to the Prospectus (as defined below) (the “Securities”).

In the above capacity, we have reviewed (i) the registration statement on Form S-3 (Registration No. 333-222535) for the registration of the Securities and other securities of the Company initially filed by the Company on January 12, 2018 with the Securities and Exchange Commission (the “Commission”) and declared effective on January 25, 2018, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference therein (the “Incorporated Documents”), and the information deemed to be a part of the registration statement pursuant to Rule 430B under the Securities Act (the “Registration Statement”), (ii) the prospectus, dated January 25, 2018 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement, (iii) the prospectus supplement, dated September 13, 2019 (the “Prospectus Supplement” and, together with the Base Prospectus and the Incorporated Documents, the “Prospectus”), relating to the offering of the Securities, (iv) an executed copy of the Agreement, (v) the Certificate of Incorporation of the Company, as amended to date, (vi) the Amended and Restated By-laws of the Company, as amended to date and (vii) certain resolutions of the Board of Directors of the Company relating to the offering of the Securities (the “Board Resolutions”).

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that all corporate proceedings necessary for the authorization, issuance and delivery of the Securities have been duly taken and, upon issuance pursuant to the terms of the Agreement and in accordance with the Board Resolutions, the Securities will be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the references to our firm in the Prospectus Supplement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ McDermott Will & Emery LLP

U.S. practice conducted through McDermott Will & Emery LLP.

340 Madison Avenue New York New York 10173-1922   Telephone: +1 212 547 5400   Facsimile: +1 212 547 5444    www.mwe.com